Investor Relations Contact: Lori Owen Xilinx, Inc. (408) 879-6911 ir@xilinx.com	Exhibit 99.1

XILINX ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS

  Virtex-5® sales exceed 10% of total sales
  Operating margin of 25.8% is highest reported in nearly three years

SAN JOSE, CA, OCTOBER 15, 2008-- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $483.5 million in the second quarter of fiscal 2009, down 1% sequentially from the prior quarter and up 9% compared to the same quarter a year ago. Second quarter net income was $81.8 million, or $0.29 per diluted share, including a $29.0 million pre-tax impairment charge on investments and pre-tax restructuring charges of $2.5 million. Collectively, these charges represented approximately $0.09 per diluted share reduction after tax.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.14 per outstanding share of common stock, payable on November 25, 2008 to all stockholders of record at the close of business on November 5, 2008.

Additional second quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q2 FY 2009	Q1 FY 2009	Q2 FY 2008	Q-T-Q	Y-T-Y
Net revenues	$483.5	$488.2	$444.9	-1%	9%
Operating income	$124.6	$107.0	$94.4	16%	32%
Net income	$81.8	$83.9	$89.7	-3%	-9%
Diluted earnings per share	$0.29	$0.30	$0.30	-3%	-3%

Sales from all geographies except North America were up sequentially in the September quarter. Total international sales increased 2% sequentially representing a record 66% of total sales in the quarter, up from 62% in the same quarter of the prior year. The decline in sales from North America was primarily due to weakening sales from defense and wired communications applications.

Operating income for the September quarter was $124.6 million representing 25.8% of net revenues. This was the highest operating margin reported by Xilinx in nearly three years and a direct result of continued expense controls.

“Sales growth from our industry’s leading Virtex-5 family was the highlight of the quarter,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Virtex-5 FPGA sales increased over 40% sequentially during the quarter representing over 10% of total sales, up from 2% in the same quarter of the prior year. Sales from this family were driven by a broad base of applications with particularly strong growth coming from next generation wireless activity in China.”

Net Revenues by Geography:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
North America	34%	35%	38%	-6%	-5%
Asia Pacific	32%	32%	30%	1%	18%
Europe	23%	23%	22%	2%	18%
Japan	11%	10%	10%	5%	12%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
Communications	43%	42%	45%	2%	4%
Industrial & Other	32%	33%	30%	-6%	15%
Consumer & Automotive	17%	16%	17%	6%	11%
Data Processing	8%	9%	8%	-8%	8%

Net Revenues by Product*:
	Percentages			Growth Rates
	Q2	Q1	Q2
	FY 2009	FY 2009	FY 2008	Q-T-Q	Y-T-Y
New	45%	42%	30%	5%	62%
Mainstream	38%	40%	49%	-6%	-17%
Base	12%	12%	15%	-1%	-11%
Support	5%	6%	6%	-5%	-2%

*Products are classified as follows:

New Products: Virtex-5, Virtex-4, Spartan®-3, and CoolRunner™-II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights – September Quarter Fiscal 2009

➢	During the quarter, Xilinx announced the new Virtex-5 TXT FPGA platform. Targeted for use in next generation Ethernet bridging and switching solutions as well as applications in high performance computing and video broadcast, these devices deliver the highest number of 6.5Gbps serial transceivers available on any FPGA, and are fully supported with application-specific IP, development tools, and reference designs for implementing high-bandwidth protocol bridging.

➢	Sales from the Spartan-3E and 3A families increased 18% sequentially in the September quarter driven primarily by applications including set top boxes, Digital Video Recorders, wired telecommunications and automotive telematics. Sales from these product families represented 6% of total sales, nearly doubling compared to the same quarter a year ago.

Key Statistics:
	Q2	Q1	Q2
	FY 2009	FY 2009	FY 2008
Annual Return on Equity (%)*	21	20	19
Operating Cash Flow ($M)	95	158	145
Depreciation Expense ($M)	13	15	14
Capital Expenditures ($M)	12	10	13
Combined Inventory Days	93	93	92
Revenue Turns (%)	59	59	59

     *Return on equity calculation: Annualized net income/average stockholders’ equity

Business Outlook – December Quarter Fiscal 2009

➢	Sequential revenue growth is expected to be up 2% sequentially to down 2% sequentially.

➢	Gross margin is expected to be in the range of 63% to 64%.

➢	Operating expenses are expected to be approximately $180 million

➢	Other income including interest expense is expected to be approximately $3 million.

➢	Fully diluted share count is expected to be approximately 276 million shares.

➢	Tax rate for the remainder of fiscal 2009 is expected to be 21% inclusive of the R&D tax credit; December quarter tax rate will also include a catch-up benefit of approximately $3 million.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter's results and management's outlook for the December quarter. The web cast and subsequent replay will be available in the investor relations section of the company's web site at investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (800) 642-1687 and referencing confirmation code 66313422. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 27,	Sept. 29,	June 28,	Sept. 27,	Sept. 29,
	2008	2007	2008	2008	2007
Net revenues	$483,537	$444,894	$488,246	$971,783	$890,806
Cost of revenues	177,407	170,122	176,506	353,913	338,600
Gross margin	306,130	274,772	311,740	617,870	552,206
Operating expenses:
Research and development	89,501	88,294	90,734	180,235	176,164
Selling, general and administrative	88,080	90,204	93,004	181,084	180,403
Amortization of acquisition-related intangibles	1,426	1,897	1,425	2,851	3,794
Restructuring charges	2,487	-	19,536	22,023	-
Total operating expenses	181,494	180,395	204,699	386,193	360,361

Operating income	124,636	94,377	107,041	231,677	191,845
Impairment loss on investments	(29,001)	-	(4,621)	(33,622)	-
Interest and other, net	8,490	19,504	5,705	14,195	33,037
Income before income taxes	104,125	113,881	108,125	212,250	224,882
Provision for income taxes	22,300	24,183	24,196	46,496	50,906
Net income	$81,825	$89,698	$83,929	$165,754	$173,976

Net income per common share:
Basic	$0.30	$0.30	$0.30	$0.60	$0.58
Diluted	$0.29	$0.30	$0.30	$0.59	$0.57

Cash dividends declared per common share	$0.14	$0.12	$0.14	$0.28	$0.24

Shares used in per share calculations:
Basic	276,169	298,008	278,165	277,357	297,863
Diluted	277,714	302,226	280,881	279,258	302,604

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 27,	March 29,
	2008	2008
	(Unaudited)	(1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,301,013	$1,296,435
Accounts receivable, net	234,078	249,147
Inventories	141,704	130,250
Deferred tax assets and other current assets	145,896	144,364
Total current assets	1,822,691	1,820,196
Net property, plant and equipment	397,350	404,430
Long-term investments	472,268	564,269
Other assets	356,519	348,212
Total Assets	$3,048,828	$3,137,107

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$224,822	$228,988
Deferred income on shipments to distributors	94,141	111,678
Total current liabilities	318,963	340,666
Convertible debentures	999,563	999,851
Deferred tax liabilities	95,659	84,486
Other long-term liabilities	74,749	40,281
Stockholders' equity	1,559,894	1,671,823
Total Liabilities and Stockholders' Equity	$3,048,828	$3,137,107

     (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	Sept. 27,	Sept. 29,	June 28,	Sept. 27,	Sept. 29,
	2008	2007	2008	2008	2007
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,309	$14,380	$15,420	$28,729	$26,826
Amortization	4,227	4,604	4,226	8,453	9,209
Stock-based compensation	13,724	15,753	14,423	28,147	32,274
Net cash provided by operating activities	94,700	145,066	158,497	253,197	271,390
Purchases of property, plant and equipment	(11,777)	(13,019)	(9,873)	(21,650)	(28,618)
Payment of dividends to stockholders	(38,697)	(35,683)	(38,928)	(77,625)	(71,401)
Repurchases of common stock	(125,000)	(150,000)	(150,000)	(275,000)	(150,000)
Proceeds from issuance of common stock to employees and excess tax benefit	49,856	30,738	31,531	81,387	78,784

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,497	$1,677	$1,582	$3,079	$3,848
Research and development	6,293	7,247	6,354	12,647	14,549
Selling, general and administrative	5,629	6,829	6,228	11,857	13,877
Restructuring charges	305	-	259	564	-